Exhibit 99.1

FOR IMMEDIATE RELEASE

Comarco Expands its Board of Directors and Appoints Two New Members

LAKE FOREST, Calif., March 5, 2008 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, iPods®, and many other rechargeable mobile devices, and a provider of wireless test solutions and wireless emergency call box systems, today announced the expansion of its Board of Directors to seven, and the appointment of Richard T. LeBuhn (42) and Robert W. Sundius, Jr. (52) to the Board.

“We are very pleased that Rich and Bob have agreed to join the Comarco Board,” said Erik van der Kaay, Chairman of the Comarco Board of Directors. “They bring strong backgrounds in financial strategy development, business operations and execution. When the Board formed the Executive Committee in June 2007, the Committee was charged with leading the search for additional independent directors. One of our shareholders, Broadwood Partners, L.P., recently introduced Rich and Bob to the Board of Directors. We saw an opportunity to leverage their experience and invited them to join Comarco’s Board of Directors. The insights and perspective that Rich and Bob bring will add significant value to our Board. We look forward to working with them.”

Mr. LeBuhn is Senior Vice President of Broadwood Capital, Inc., the investment manager of Broadwood Partners, L.P. He joined Broadwood Capital in 2006 and specializes in fundamental research and analysis of portfolio companies. In addition, he has a strong background in a variety of financial transactions, as well as managing multiple aspects of business operations. Mr. LeBuhn’s background includes senior level positions at several private investment firms. He began his career as an insurance underwriter at Chubb and Son, Inc. Mr. LeBuhn has an MBA in Finance from Columbia University and at BA in Economics from St. Lawrence University.

Mr. Sundius is a Senior Vice President & Managing Director at Buccino & Associates, a position he has held since October 2007. Since 1996, Mr. Sundius has led restructurings, turnarounds and acquisition & divestiture transactions for various public and private companies. From 2002 to 2004, Mr. Sundius was Chief Financial Officer of Cornerstone Propane Partners, L.P. From 1991 to 1996, Mr. Sundius was a corporate executive with The Thomson Corporation responsible for the Information Publishing Group’s strategic plan / budget processes, acquisition programs and senior executive incentive plans. Earlier in his career, from 1984 to 1989, Mr. Sundius held accounting, finance and corporate development positions at The Dun & Bradstreet Corporation. Mr. Sundius began his career with Price Waterhouse & Co., is a Certified Public Accountant, and has a B.A. from Queens College of the City University of New York.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, iPods®, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Doug Sherk/Jenifer Kirtland
President & CEO	EVP & CFO	EVC Group
Comarco, Inc.	Comarco, Inc.	(415) 896-6820
(949) 599-7440	(949) 599-7556	dsherk@evcgroup.com
tfranza@comarco.com	dlutz@comarco.com	jkirtland@evcgroup.com